Exhibit 99.1
FOR IMMEDIATE RELEASE

PARAMETRIC SOUND APPOINTS TWO NEW
INDEPENDENT BOARD MEMBERS

Adds Technical and Business Expertise in Advance of
New HSS-III Product Line Introduction

HENDERSON, NEVADA, May 9, 2011 – Parametric Sound Corporation (OTCBB: PAMT), a leading innovator of directed audio products and solutions, today announced it has appointed Professor Seth Putterman and Dr. Robert Kaplan as independent members of its Board of Directors. Putterman is a Professor of Physics at UCLA and Kaplan is a retired business executive with extensive experience in finance and retail trade. Dr. Kaplan and existing director Daniel Hunter have been appointed as the members of a newly formed Audit Committee.

“We made a commitment to expand our Board of Directors following our spin-off as an independent public company and we are very pleased to welcome two new Board members,” said Elwood G. Norris, founder, President and CEO of Parametric Sound. “Seth is a brilliant and accomplished physicist with a deep understanding of parametric acoustics. Since our spin-off, Seth has been a valuable technical resource as we prepare to launch an exciting new directed audio product line. We are honored and excited that he has agreed to a more formal role as a Board member.”

Norris continued, “Bob brings to the Board an extensive background in finance, retail trade and global business. As a founding investor in Parametric at our spin-off Bob has demonstrated his commitment to our future success and we are very pleased he has agreed to join our Board and take on the additional duties as an Audit Committee member. We look forward to his insights as we grow a global directed sound business.”

Additional biographical information follows:

Professor Seth Putterman
Professor Putterman has been a full faculty member at UCLA since 1970 where he is a Professor of Physics. His research areas include nonlinear fluid mechanics and acoustics, sonoluminescence, friction, x-ray emission and crystal generated nuclear fusion. He has served as a consultant to government and industry including the Jet Propulsion Laboratory, TRW and the Aesthetic Surgery Education and Research Foundation.

Professor Putterman is a Fellow of the Acoustical Society of America and the American Physical Society and a past recipient of an Alfred P. Sloan Fellowship. He was honored as the UCLA 2010-2011 Faculty Research Lecturer and frequently provides plenary presentations at leading universities.

He has served as a Director of the Julian Schwinger Foundation for Physics Research since 2002 and as a Panel Member for the Department of Defense’s Defense Sciences Research Council since 2007. He earned a B.S. from the California Institute of Technology in 1966 and his Ph.D. from Rockefeller University in 1970.

Dr. Robert Kaplan
Dr. Kaplan is a retired business executive with extensive experience in the financial and retail sectors. He remains active as a director of a family-owned Canadian-based mortgage lending firm and as Managing Director of Beacon Consulting Group, a private firm specializing in assisting and investing in early stage entrepreneurial entities that he founded in 1997. Prior business activities include 12 years as a senior financial executive in the investment brokerage industry. He was a founding partner of McCan Franchises Ltd., the original Canadian franchisee of McDonalds Corp. From 2003 to 2009 he was a director of Jet Gold Corp., a public Canadian resource exploration company.

Most recently in 2010, Dr. Kaplan was a Visiting Professor of Business at The University of Warsaw where he assisted in establishing a program in Entrepreneurship. Other prior visiting professorships include the European School of Economics in Italy and The University of Canterbury, N.Z. In 2010 he was recognized with a European Union Distinguished Scholar Award.

Dr. Kaplan earned an MBA from Harvard University in 1961 and a Ph.D. in Business Economics from Michigan State University in 1967.

About Parametric Sound Corporation
Parametric Sound Corporation is an innovator of directed audio solutions employing a tightly focused directional beam of sound to target a specific listening area to communicate without the ambient noise of traditional speakers. A substantial body of intellectual property and an established customer base were inherited from a spin-off completed in September 2010. Important new technology is now being applied to an improved third generation HyperSonic® sound product line –HSS®-III directed audio. Recent technology improvements produce a distinctive 3D audio image from just two stereo HSS-III emitters opening opportunities for 3D sound solutions for computers and entertainment. For more information about the Company and its products, please visit: www.parametricsound.com.

Cautionary note on forward-looking statements
This press release includes forward-looking information and statements. Except for historical information contained in this release, statements in this release, including those by Mr. Norris, may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management's belief, as well as assumptions made by, and information currently available to, management. While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the Company's goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect the Company's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company. Some of these factors include the acceptance of new Parametric Sound products and technologies, the impact of competitive products and pricing, the timely development and release of products by the Company, general business and economic conditions, and other factors detailed in the Company's Annual Report on Form 10-K and other periodic reports filed with the SEC. Parametric Sound Corporation specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

FOR FURTHER INFORMATION CONTACT:
Jim Barnes, CFO
888-HSS-2150 Ext 3
jbarnes@parametricsound.com